Exhibit 5.8

August 27, 2020

TelCom Construction, LLC

c/o Dycom Industries, Inc.

111780 U.S. Highway 1

Suite 600

Palm Beach Gardens, Florida 33408

Re: Registration Statement on Form S—3ASR

Ladies and Gentlemen:

We have acted as special Minnesota counsel to TelCom Construction, LLC (the “Guarantor”) in connection with a Registration Statement on Form S-3ASR (the “Registration Statement”) filed by Dycom Industries, Inc., a Florida corporation (the “Company”), Dycom Investments, Inc., a Delaware corporation (“Investments”) and certain subsidiaries of the Company including the Guarantor (the “Subsidiaries” and together with the Company and Investments the “Registrants”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time of an indeterminate number or amount of securities, including (a) senior debt securities of the Company (the “Company Senior Debt Securities”), (b) senior debt securities of Investments (the “Investments Senior Debt Securities” and, together with the Company Senior Debt Securities, the “Senior Debt Securities”), (c) subordinated debt securities of the Company (the Company Subordinated Debt Securities”), (d) the subordinated debt securities of Investments (the “Investments Debt Securities” together with the Company Subordinated Debt Securities, ( the “Subordinated Debt Securities”) and (e) the guarantees to be issued by one or more of the Subsidiaries with respect to the Senior Debt Securities and the Subordinated Debt Securities (the “Guarantees” and together with the Senior Debt Securities and Subordinated Debt Securities, the “Securities”). The Securities will be issued pursuant to one or more indentures among the Company or Investments, as applicable, the Subsidiaries, if any, and the trustee parties thereto, in the forms filed with the Commission as exhibits to the Registrants’ registration statement on Form S-3/A on May 18, 2011, which forms are incorporated by reference as exhibits 4.5 and 4.6 to the Registration Statement (the “Indentures”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Guarantor, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company, Investments and the Guarantor and of public officials.

TeleCom Construction, LLC

c/o Dycom Industries, Inc.

August 27, 2020

Based on the foregoing, and assuming that (i) the Registration Statement and all amendments thereto (including post-effective amendments) will have become effective under the Securities Act and will continue to be so effective, (ii) a prospectus supplement to the prospectus contained in the Registration Statement, describing the Securities offered thereby, will have been prepared and filed with the Commission under the Securities Act (the “Prospectus Supplement”), (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, (iv) the organizational documents of the Guarantor, as amended as of the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of our opinions set forth below, (v) all actions (“Guarantor Actions”) with respect to Offered Guarantees (as defined below) and their issuance and sale in conformity with the applicable Indenture by the board of directors of the Guarantor, a duly constituted and acting committee thereof or any officers of the Guarantor delegated such authority (such board of directors, committee or officers being referred to herein as the “Guarantor Board”) will remain in effect and will not have been amended in a manner that would affect the validity of our opinions set forth below, and any Offered Guarantees will have been executed and delivered in accordance with the terms of such Guarantor Actions, (vi) none of the terms of any Security to be established subsequent to the date hereof, nor the issuance, sale or delivery of such Security, nor the compliance by the Guarantor with the terms of such Security, (a) will violate (1) any applicable law or (2) the organizational documents of the Guarantor or (b) will result in a violation or breach of (1) any provision of any instrument or agreement then binding upon the Guarantor or any of its assets or (2) any restriction imposed by any court or governmental body having jurisdiction over the Guarantor or any of its assets and (vii) any applicable purchase, underwriting or similar agreement, and any other applicable agreement with respect to any Securities offered or sold, will have been duly authorized and validly executed and delivered by the Guarantor, we are of the opinion that:

1.	The Guarantor (a) is existing and in good standing as a limited liability company under the laws of the State of Minnesota, and (b) has the requisite limited liability company power and authority to execute and deliver a Guarantee under the Indentures, and to perform its obligations under such Guarantee.

2.	With respect to any Guarantees to be offered by the Guarantor pursuant to the Registration Statement (the “Offered Guarantees”), when (a) the Senior Debt Securities or Subordinated Debt Securities have been duly authorized, issued, executed and delivered by the Company or Investments, as applicable, and authenticated by the trustee in accordance with the terms of the applicable Indenture and delivered against payment therefore in the manner described in the Registration Statement and the Prospectus Supplement, (b) the Offered Guarantees have been executed and delivered by a representative of the Guarantor as authorized in a Guarantor Action and (c) the Offered Guarantees have been issued in accordance with the terms of the applicable Indenture and delivered in accordance with the applicable purchase, underwriting or similar agreement approved by the Guarantor Board, then the Offered Guarantees will have been duly authorized, executed and delivered by all necessary actions on the part of the Guarantor.

Our opinions set forth in paragraph 2 above are subject to the defenses available to a guarantor under applicable law.

TeleCom Construction, LLC

c/o Dycom Industries, Inc.

August 27, 2020

Our opinions expressed above are limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Shearman & Sterling LLP may rely on this opinion as to matters of Minnesota law in connection with any legal opinion by the same being rendered to the Commission as an exhibit to the Registration Statement on the date hereof.

Very truly yours,

/s/ Dorsey & Whitney LLP

JBA/GLT